UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 20, 2009

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement:

On January 20, 2009, Monarch Casino & Resort, Inc. and its wholly owned subsidiary, Golden Road Motor Inn, Inc. (jointly referred to as the “Company”) entered into an agreement to amend and restate (the “Amendment”) the Company’s existing credit facility with Wells Fargo Bank, National Association.  In addition to other modifications, the amendment (i) added Bank of America, National Association and Mutual of Omaha Bank, a Federal Chartered Thrift as lenders, (ii) increased the available borrowings under the facility from $50 million to $60 million, (iii) extended the maturity date from April 18, 2009 to January 20, 2012, (iv) modified the interest rate and (v) modified certain covenants.

The interest rate under the Amendment increased to LIBOR, or Base Rate (as defined in the Amendment), plus a margin ranging from 2.00% to 3.375% determined quarterly based on the Company’s Total Leverage Ratio (as defined in the Amendment).  This margin ranged from 1.00% to 1.75% before the effective date of the Amendment.  Additionally, among other covenant modifications, the Amendment established the requirement of minimum Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) on a two-quarter rolling basis.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment which is included in Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrrangement of a Registrant:

The information provided under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits:

(d) Exhibits.

10.01 Amended and Restated Credit Agreement, dated as of January 20, 2009 among Golden Road Motor Inn, Inc.; Monarch Casino & Resort, Inc.; Wells Fargo Bank, National Association; Bank of America, National Association and Mutual of Omaha Bank, a Federal Chartered Thrift.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: January 26, 2009	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer and Treasurer